Exhibit 34.1

Ernst & Young LLP Frost Bank Tower Suite 1800 100 West Houston Street San Antonio, Texas 78205-1403 Tel: 210 228 9696 Fax: 210 242 7252 www.ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors

USAA Federal Savings Bank

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria for Asset-Backed Securities of USAA Federal Savings Bank (the “Management Certification”), that USAA Federal Savings Bank (the “Bank”) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the retail auto loan platform as of and for the year ended December 31, 2012, and except for criteria 1122(d)(1)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix A for the asset backed transactions covered by this platform. Management is responsible for the Bank’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

A member firm of Ernst & Young Global Limited

As described in management’s assertion, for servicing criteria 1122 (d)(4)(i) and 1122 (d)(4)(ii), the Bank has engaged various vendors to perform the activities required by these servicing criteria. The Bank has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Bank’s eligibility to apply Interpretation 17.06. In our opinion, management’s assertion that the Bank complied with the aforementioned servicing criteria, including servicing criteria including servicing criteria 1122 (d)(4)(i) and 1122 (d)(4)(ii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2012 for the retail auto loan platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 26, 2013

APPENDIX A

1)    USAA Auto Owner Trust 2008-3

2)    USAA Auto Owner Trust 2009-1

3)    USAA Auto Owner Trust 2009-2

4)    USAA Auto Owner Trust 2010-1

5)    USAA Auto Owner Trust 2012-1